Exhibit 10.1

CHANGE IN EMPLOYMENT STATUS AGREEMENT

In consideration of all terms set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Frank Sexton, Jr. ("Employee") and New Peoples Bankshares, Inc., a Virginia bank holding corporation (the "Company"), New Peoples Bank, Inc., a Virginia bank (the "Bank" and, together with the Company, "New Peoples") agree to enter into this Agreement. For purposes of this Agreement, the term "New Peoples" includes the Company and its subsidiaries (including the Bank), affiliates, successors, related entities, assigns, officers, directors, employees or agents.

1. Employee hereby tenders his resignation from employment with New Peoples, effective June 30, 2020, and New Peoples accepts his resignation. From the date of this Agreement until the effective date of his resignation, Employee shall remain in his current position as an at-will employee, and begin planning for his departure, while responding to the priorities and requests for transition assistance from the President/CEO and Board. Upon the effective date of his resignation, all remaining obligations of each party to the other shall terminate, except as set forth in this Agreement, and Employee shall have no further right to any benefits or compensation from New Peoples, except as set forth herein. Employee shall remain entitled to his full vested interest, if any, in New Peoples' 401(k) plan, and to those benefits set forth in his New Peoples Bank, Inc. Salary Continuation Agreement, dated December 18, 2002, as amended on June 30, 2003, March 9, 2004 and November 17, 2008. In consideration thereof, New Peoples further agrees to retain Employee as an independent contractor ("Consultant") for the period set forth in **Exhibit A**, each in accordance with the provisions set forth in Section 2, below.

2. The terms of Employee's engagement as an independent contractor under this Agreement shall be as set forth in this section and in **Exhibit A** (the "Consultancy"). It is the intent and agreement of the parties that effective July 1, 2020, Employee shall become and shall thereafter be considered an independent contractor under the terms of this Agreement and shall not be classified as a common law employee from that date forward for any reason whatsoever. Consultant hereby agrees to provide the services set forth on **Exhibit A**. Such assistance shall include, in addition to those tasks specifically set forth in **Exhibit A**, appearance at events or meetings on behalf of New Peoples as available and reasonably requested; reasonable assistance in the transition of Employee's duties to other employees of New Peoples and documentation of projects and other business matters of New Peoples within the knowledge of Employee.

Consultant shall hold harmless and indemnify New Peoples from any and all claims against New Peoples asserting an employer-employee or principal-agent relationship resulting from any act or omission of Consultant in performance of his duties as an independent contractor under this Agreement. Consultant shall not be deemed to be an agent of New Peoples and has no authority whatsoever to bind New Peoples to any obligation. Consultant acknowledges that, as an independent contractor, he shall not be eligible for participation in any health or disability insurance, retirement benefits, or other welfare or pension benefits under the terms of any plans or programs that New Peoples may offer to its employees.

During the term of the Consultancy, New Peoples shall provide Consultant with access to his existing e-mail and cellphone voicemail accounts. Consultant agrees to utilize and access such accounts solely for providing the foregoing services and as may be incidental to conducting his search

for subsequent employment. Consultant agrees to forward all New Peoples business related messages to the designated recipient immediately upon receipt and to maintain as confidential any information contained therein. New Peoples retains the right to terminate this access in its sole discretion at any point during the term of the Consultancy.

The compensation set forth in **Exhibit A**, shall be the sole remuneration provided to Consultant for these consulting services. New Peoples may terminate this Consultancy immediately without penalty or further obligation to Consultant, other than payment of the compensation set forth in **Exhibit A**, below, if it determines, in its sole discretion, that any conduct, act or omission of Consultant reflects poorly on New Peoples' image in the community or that continuing the Consultancy is not in New Peoples' best interests.

3. Upon the effective date of Employee's resignation, New Peoples will provide to Employee the Separation Agreement and General Release attached hereto as **Exhibit B**. Upon receipt of the executed copy of the Separation Agreement and General Release, and the expiration of the seven (7) day revocation period contained therein, New Peoples will also pay to Employee, in addition to the payments set forth in **Exhibit A** of this Agreement:

a. A lump sum of $81,853.66 equal to 21.92 weeks of salary continuation at Employee's current salary (his annualized base salary of $194,178.30 divided by 52) as of the effective date of his resignation, payable on the next regular payroll date of New Peoples that is more than seven (7) days after receipt of the signed Separation Agreement and General Release, and all accrued but unused leave remaining as of the effective date of Employee's resignation;

b. Three (3) months "Opt Out Medical Flex Credits" and three (3) months "Dental Flex Credits," or a one-time payment of $682.26, equal to Employer's cost of such credits for three (3) months should Employee not elect same; and

c. Employee, on or before one (1) week prior to the effective date of his resignation, will submit his final documented expense reimbursement statement reflecting all business expenses incurred through that date, if any, for which Employee seeks reimbursement. New Peoples will reimburse Employee for these expenses pursuant to its regular business practice and policies applicable thereto.

4. In consideration of the terms of this Agreement, New Peoples will provide to prospective employers, upon Employee's written request, a standard neutral reference that states Employee's dates of employment, the position held, that during such period he remained an employee in good standing, and that Employee's employment terminated due to his voluntary resignation. Employee agrees that for a period of one (1) year after the effective date of this Agreement, upon accepting employment with any bank, bank holding company, credit union, mortgage lender, other financial institution, or any entity that sells or offers securities or insurance products to the general public, Employee will give notice to New Peoples of such employment within five (5) business days.

5. It is distinctly understood and agreed that the payments set forth in Sections 2 and 3 are made in consideration of the aforementioned matters, and are all that Employee will receive for the aforementioned matters, and that no representations or promises otherwise have been made.

6. Employee agrees to pay all federal or state taxes, if any, which are required by law to be paid with respect to this Agreement. Employee further agrees to indemnify and hold harmless New Peoples from any claims, demands, deficiencies, levies, assessments, executions, judgments or recoveries by any governmental entity against New Peoples for any amounts claimed due on account of this Agreement or pursuant to claims made under any federal or state tax law, including amounts paid by New Peoples as taxes, deficiencies, levies, assessments, fines, penalties or interest.

7. The parties understand and agree that this Agreement is mutual, final and binding. It is distinctly understood that New Peoples' offer of and Employee's acceptance of the provisions of this Agreement are not to be considered in any manner as an admission of liability by any of the released parties, by whom liability is expressly denied. This Agreement constitutes the entire agreement between the parties and the terms herein are considered by said parties to be contractual in nature and not a mere recital. No change or modification of this Agreement will be valid unless it is in writing and signed by the parties hereto. No waiver of any provision of this Agreement will be valid unless it is in writing and signed by the person or party to be charged.

8. For and in consideration of the payments set forth in <u>Exhibit A</u>, the receipt of which consideration is hereby acknowledged, Employee in full satisfaction of any charges or claims against New Peoples does hereby for himself, his heirs, executors, administrators, successors or assigns release and forever discharge New Peoples, and all other persons, firms or entities whether specifically mentioned above or not, of and from any and every claim, charge, demand, right, cause of action, judgment or liability of whatever type or character which may have accrued to Employee by reason of any of the matters relating to Employee's employment with New Peoples and the termination thereof, as well as any and all claims against New Peoples that Employee may have had, known or unknown, that existed prior to the date of this Agreement, excepting only those claims that may not be legally waived, relinquished, and/or released by Employee. In making this release, it is understood and agreed that Employee relies wholly on his own judgment, belief, and knowledge of the matters and occurrences in question. Employee has been advised to consult, and has had the opportunity to consult, with counsel of his choosing, if he so desires. Employee has not been influenced to any extent whatsoever in making this release by representations or statements made by any person, firm or entity hereby released, or by persons representing or acting for them or on their behalf employed.

9. On or before the effective date of his resignation from employment, Employee will return to New Peoples all New Peoples records and documents and electronic data relating to New Peoples, including, but not limited to, New Peoples files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of New Peoples (and all reproductions thereof); with the exception of those materials that New Peoples agrees are necessary for the performance of Employee's duties as a Consultant under <u>Exhibit A</u>. Those materials and information shall be returned prior to the end of the Consultancy.

10. Employee agrees that he shall not use, disclose or give to others, without the express written consent of New Peoples or for the performance of services under this Agreement, any trade secrets or confidential or proprietary information of New Peoples, including New Peoples' operating systems, formulas, procedures, customer lists, current and prospective customers, customer

preferences, prospective business opportunities, marketing and business strategies, research and development data, costing, pricing, pricing strategies, costing procedures, business and service strategies, product design, manufacturing techniques, product quality data or quality control information, financial information, purchasing data, or any other confidential business information of New Peoples, without regard to whether all of the foregoing matters will be deemed confidential, proprietary or important, the parties hereto stipulating that as between them, the same are confidential, proprietary and important and gravely affect the successful conduct of the business of New Peoples and New Peoples' good will. The term "confidential/proprietary information" does not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right of New Peoples or its parent or subsidiaries and does not include Employee's general work skills, professional knowledge or other general market knowledge that is maintained or stored in his brain or memory. If Employee believes that he is required by law to reveal confidential and/or proprietary information and/or trade secrets of New Peoples, such as by subpoena, Employee will contact the Chairman of the Board of Directors of New Peoples prior to disclosing such information so that New Peoples can be alerted to this potential disclosure and can take appropriate steps to protect said information and/or secrets. Employee also agrees he has not as of the date of his signature and will not thereafter copy, download, print or otherwise reproduce or disseminate to any person or entity not specifically authorized by New Peoples in writing any of New Peoples' confidential or proprietary information. Finally, Employee agrees that from the later of the effective date of his resignation, or the date the Consultancy under this Agreement terminates, Employee shall not access or make use of any New Peoples electronic systems, networks, or equipment.

11. Employee further understands and agrees that he has certain fiduciary duties he owes New Peoples even after the cessation of his employment with New Peoples. Consequently, Employee understands and agrees that the payments described in this Agreement will not be owed or due to Employee if he acts in a manner which is inconsistent with his fiduciary duties, or takes any improper action which is detrimental to the interests of New Peoples at any time from the Termination Date through the date each remaining severance payment is due or if he otherwise breaches this Agreement at any time through the date each remaining payment is due. Nothing in this section is intended to waive any legal or equitable remedies New Peoples may have against Employee for any breach or a violation of duty that Employee owes New Peoples.

12. Employee will treat this Agreement as strictly confidential, and will accordingly not disclose the terms and conditions hereof to any third party except in the course of any judicial proceedings relating to the enforcement of this Agreement, pursuant to a court order, or as otherwise required by law. Employee will respond to any inquiries about this matter by indicating that all matters between the parties have been resolved amicably. Employee promises and covenants that he will not make critical, negative or disparaging remarks about New Peoples, its affiliates, or their officers, directors, employees or representatives, including but not limited to comments about any of their mission, projects, services, business or employment practices or methods.

13. By execution of this Agreement, New Peoples and Employee do hereby acknowledge that they have carefully read the foregoing Agreement, understand the contents thereof, and have signed the same as their own free act.

Exhibit 10.1

Employee/ Consultant:	New Peoples Bankshares, Inc., a Virginia bank holding corporation, and New Peoples Bank, Inc., a Virginia bank (the "Bank" and, together with the Company, "New Peoples")
[signature] Frank Sexton, Jr.	By: [signature]
5-29-20 Date	Its: PRESIDENT + CEO

Exhibit A

Consultant shall provide services as a Consultant to New Peoples as follows:

The Services:

- Checking email/answering phone calls from New Peoples, its members and other stakeholders or interested community members, or forwarding such calls and messages to the designated New Peoples employee;
- Contributing to New Peoples' positive reputation in the community;
- Assisting with the transition of Consultant's prior duties as an employee to his replacement(s);
- Training assistance to New Peoples employees;
- Assisting with special projects, as needed; and
- It is not anticipated that these duties will routinely take more than twenty (20) hours per week, and New Peoples agrees to use its best efforts to schedule such services so as not to interfere with any subsequent employment of Consultant.

The Term:

From the effective date of Consultant's resignation from employment with New Peoples through December 31, 2020.

The Consideration:

In exchange for the foregoing services, Consultant shall receive the following (together, the "Consulting Fee"):

i. $97,089.18, an amount which is equal to six (6) months of Consultant's base salary (his annualized base salary of $194,178.30 divided by 12), payable in six (6) equal installments, on the regular monthly payroll dates of Employer during the consulting period;

ii. Payment for accrued unused vacation as of the effective date of Employee's resignation, in the amount of $7,468.00 (based on 10 days), less any days used prior to the effective date of his resignation.

iii. Title to his current company vehicle, free of any liens;

iv. Title to his current electronic devices used in his employment (phone and tablet(s)), upon removal of all New Peoples confidential information from same.

Consultant shall be solely responsible for all taxes on such income, and agrees to hold New Peoples harmless and indemnify it from any claims, demands, deficiencies, levies, assessments, executions, judgments or recoveries by any governmental entity against New Peoples for any amounts claimed due on account of this Agreement or pursuant to claims made under any federal or state tax law, including amounts paid by New Peoples as taxes, deficiencies, levies, assessments, fines, penalties or interest.

Exhibit B

[Separation Agreement and General Release]